Exhibit 99.1

 Company: Jack Henry & Associates, Inc.   Analyst Contact:  Kevin D. Williams
          663 Highway 60, P.O. Box 807                Chief Financial Officer
          Monett, MO 65708                            (417) 235-6652

                                          IR Contact: Becky Pendleton Reid
                                                      The Cereghino Group
                                                      (206) 762-0993

    FOR IMMEDIATE RELEASE
    ---------------------

    JACK HENRY & ASSOCIATES FISCAL SECOND QUARTER NET INCOME INCREASES 24%
    ---------------------------------------------------------------------

 Monett, MO,  January 19,  2004 --  Jack Henry  & Associates,  Inc.  (Nasdaq:
 JKHY), a leading provider of integrated technology solutions that performs data processing for financial institutions, today reported strong results with revenues rising 10%, and continued improvement in gross and operating margins that contributed to a 24% increase in net income for the second quarter of fiscal 2004 compared to the second quarter of fiscal 2003.

 Net income totaled $14.5 million, or $0.16 per diluted share, and revenues increased 10% to $112.7 million in its second fiscal quarter of fiscal 2004, ended December 31, 2003. A year ago, second quarter net income was $11.7 million, or $0.13 per diluted share, on revenues of $102.6 million. For the first half of fiscal 2004, net income increased 24% to $28.4 million, or $0.31 per diluted share, compared to $23.0 million, or $0.26 per diluted share in the first six months of fiscal 2003. Revenues increased 13% to $221.7 million in the first half of fiscal 2004 compared to $196.5 million in the same period of fiscal 2003.

 "Our predictions of a gradual recovery of new core sales are proving accurate and our outsourcing, ATM and debit card processing and sales of complementary products and services continue to drive revenue growth," said Michael E. Henry, Chairman and CEO. "Although we have a number of bank core system proposals in the pipeline, including several with large institutions, sales in this part of our business are still returning slowly. The fully integrated nature of our product suite remains one of our most compelling competitive features and is proving to be an important selling point for both banks and credit unions. Integration is particularly appealing as bankers look to improve security, comply with new stringent regulatory mandates such as the Patriot Act, deepen customer relationships and become more efficient."

 "We are quite pleased with the success of our sales force in cross-selling new products to existing customers," said Jack Prim, President. "When we realigned our bank sales force six months ago into a more traditional hunter/farmer approach, we anticipated the farmer would gain traction faster than the hunters, and that has been the case. The early results of this change are showing promise. In addition, expansion of our geographic footprint for item processing sites continues to drive growth in our outsourcing business. Two new sites opened and one was acquired in the past calendar year, and in March 2004 we will be opening an additional item processing site. We anticipate opening three new item processing sites each year to support this growth opportunity in the foreseeable future."

      Operating Results

 License fees decreased 10% to $12.4 million, or 11% of second quarter revenues, compared to $13.8 million, or 13% of second quarter revenues a year ago. Growth of in-house support fees, outsourcing, and ATM/Debit switch transaction fees contributed to the 19% increase in support and service revenue to $76.7 million, or 68% of second quarter revenues, compared to $64.3 million, or 63% of last year's second quarter revenues. Hardware sales fell 4% to $23.6 million in the quarter from $24.5 million in the prior year quarter. Year-to-date, license revenues were off 2% at $25.4 million, support and service revenues were up 20% to $149.2 million and hardware revenues increased 1% to $47.1 million compared to the first half of fiscal 2003.

 Second quarter cost of sales increased 4% to $68.0 million from $65.7 million in the second quarter a year ago. Second quarter gross profit increased 21% to $44.7 million, producing a gross margin of 40%, compared to $36.9 million and a gross margin of 36% in last year's second quarter. For the first half of fiscal 2004, cost of sales rose 8% to $134.3 million from $124.6 million, producing a gross profit of $87.4 million with a gross margin of 39%, compared to $72.0 million and a gross margin of 37% in the first six months of fiscal 2003.

 "Gross margins in all three revenue categories grew in the quarter and year-to-date," said Kevin D. Williams, CFO. "Furthermore, both gross margin and operating margin are expanding, with total revenue growth outpacing cost of sales and operating expenses. As we continue to leverage our resources and infrastructure for support and services and as lower-margin hardware sales continue to become a smaller part of the total revenue mix, we anticipate even further improvement in margins in the future." Second quarter support and service margin was 33% up from 28% for the same quarter a year ago. Hardware gross margin for the second quarter was 32% compared to 26% for the second quarter last year, primarily due to sales mix of hardware and an increase over last year in incentives and rebates received on the specific hardware sold.

 Bank systems and services segment revenue increased 7% to $94.2 million from $87.8 million and the related gross margins for this segment increased to 40% from 38% in the same quarter last year. The credit union systems and services segment revenue increased 25% to $18.5 million from $14.8 million and the related gross margins for this segment increased to 36% from 24% in the same quarter last year. Year-to-date bank systems and services segment revenue increased 10% to $185.8 million from $168.5 million and the related gross margins for this segment increased to 40% from 38% in the same period last year. The credit union systems and services segment revenue increased 28% to $35.9 million from $28.1 million and the related gross margins for this segment increased to 36% from 27% in the same period last year. "The gross margin expansion is primarily due to additional leverage of resources and infrastructure, overall cost control and a continued decrease in hardware as a percentage of total revenue," continued Williams.

 Operating expenses increased 19% during the second quarter and 20% year-to-date. Sales and marketing expenses rose 11% in the second quarter and 16% year-to-date relatively in line with revenue growth. The increase of 49% in the second quarter and year-to-date in research and development expense is primarily due to ongoing development of enhancements to existing products for financial institutions. In the prior year, a large percentage of employee related expenses were capitalized as part of major ongoing development projects, which have since been completed. General and administrative costs rose 9% in the quarter and 7% year-to-date.

 Operating income increased 24% to $22.6 million, or 20% of second quarter revenues, compared to $18.2 million, or 18% of revenues in the second quarter of fiscal 2003. For the first six months of fiscal 2004, operating income grew 23% to $44.2 million, or 20% of year-to-date revenues, compared to $35.9 million, or 18% of revenues in the same period a year ago. Second quarter net income totaled $14.5 million, or $0.16 per diluted share, compared to $11.7 million or $0.13 per diluted share in the same quarter of fiscal 2003. Year-to-date net income grew 24% to $28.4 million, or $0.31 per share, compared to $23.0 million, or $0.26 per share in the first six months of fiscal 2003.

 Cash Flow, Balance Sheet and Backlog Review

 At December 31, 2003, cash, cash equivalents and investments increased by $78.3 million to $109.5 million compared to a year ago. Trade receivables decreased $6.3 million from December 31, 2002 to $67.8 million. Deferred revenue increased 25% to $97.9 million compared to a year ago, reflecting the shift in the annual billing cycles for in-house support fees for acquired customers to our fiscal year end and increases in prepaid annual support related to software installed in the prior periods. Stockholders' equity grew 20% to $406.8 million from $340.4 million at December 31, 2002.

 Cash flow from operations increased to $92.7 million year-to-date from $69.3 million in the first six months a year ago. The primary reason for the $23.4 million increase is collections related to the shift in the annual billing cycle. Depreciation and amortization expenses were $16.5 million year-to-date compared to $15.0 million in the same period last year. Capital expenditures were $24.9 million this year-to-date compared to $26.3 million in the respective period a year ago. The estimated total capital expenditure budget this year includes a large investment for a facility in California and a possible facility in North Carolina to accommodate continued growth.

 Backlog was up 16% from year-ago levels, and up 3% from the prior quarter at $182.5 million ($60.0 million in-house and $122.5 million outsourcing) at December 31, 2003. Backlog at September 30, 2003, was $176.5 million ($60.2 million in-house and $116.3 million outsourcing), and at December 31, 2002, it was $158.0 million ($57.6 million in-house and $100.4 million outsourcing).


 About Jack Henry & Associates

 Jack Henry & Associates, Inc. provides integrated computer systems and processes ATM and debit card transactions for banks and credit unions. Jack Henry markets and supports its systems throughout the United States and has over 3,000 customers nationwide. For additional information on Jack Henry, visit the company's web site at www.jackhenry.com. The company will hold a conference call on October 20th at 7:45 a.m. Central Time, and investors are invited to listen at www.jackhenry.com.


 Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.


 Condensed Consolidated Statements of Income
 (In Thousands, Except Per Share Data - unaudited)


                                    Three Months Ended    % Change      Six Months Ended    % Change
                                    ------------------    --------      ----------------    --------
                                       December 31,                       December 31,
                                     2003        2002                   2003        2002
                                   --------    --------               --------    --------
 REVENUE
   License                        $  12,400   $  13,807     -10%     $  25,360   $  25,876     -2%
   Support and service               76,717      64,252      19%       149,241     124,136     20%
   Hardware                          23,613      24,504      -4%        47,069      46,529      1%
                                   --------    --------               --------    --------
     Total                          112,730     102,563      10%       221,670     196,541     13%

 COST OF SALES
   Cost of license                      252         975     -74%         1,165       1,766    -34%
   Cost of support and service       51,696      46,518      11%       100,745      87,973     15%
   Cost of hardware                  16,073      18,204     -12%        32,394      34,823     -7%
                                   --------    --------               --------    --------
     Total                           68,021      65,697       4%       134,304     124,562      8%
                                   --------    --------               --------    --------

 GROSS PROFIT                        44,709      36,866      21%        87,366      71,979     21%
 Gross Profit Margins                    40%         36%                    39%         37%

 OPERATING EXPENSES
   Selling and marketing              8,531       7,661      11%        17,303      14,860     16%
   Research and development           5,912       3,962      49%        11,231       7,513     49%
   General and administrative         7,673       7,012       9%        14,678      13,748      7%
                                   --------    --------               --------    --------
     Total                           22,116      18,635      19%        43,212      36,121     20%
                                   --------    --------               --------    --------

 OPERATING INCOME                    22,593      18,231      24%        44,154      35,858     23%

 INTEREST INCOME (EXPENSE)
   Interest income                      281         191      47%           568         378     50%
   Interest expense                      (3)        (32)    -91%           (29)        (55)   -47%
                                   --------    --------               --------    --------
     Total                              278         159      75%           539         323     67%
                                   --------    --------               --------    --------

 INCOME BEFORE INCOME TAXES          22,871      18,390      24%        44,693      36,181     24%

 PROVISION FOR INCOME TAXES           8,348       6,713      24%        16,313      13,206     24%
                                   --------    --------               --------    --------
 NET INCOME                       $  14,523   $  11,677      24%     $  28,380   $  22,975     24%
                                   ========    ========               ========    ========

 Diluted net income per share     $    0.16   $    0.13              $    0.31   $    0.26
                                   ========    ========               ========    ========
 Diluted weighted avg shares
   outstanding                       92,000      88,812                 91,534      89,196
                                   ========    ========               ========    ========


 Consolidated Balance Sheet Highlights
 (In Thousands-unaudited)                        December 31,        % Change
                                            ----------------------   --------
                                              2003          2002
                                            --------      --------

 Cash, cash equivalents and investments    $ 109,535     $  31,207       251%
 Trade receivables                         $  67,832     $  74,090        -8%
 TOTAL ASSETS                              $ 548,375     $ 459,581        19%

 Accounts payable and accrued expenses     $  16,081     $  21,747       -26%
 Deferred revenue                          $  97,882     $  78,153        25%
 STOCKHOLDERS' EQUITY                      $ 406,802     $ 340,381        20%



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 Note:  Transmitted on PR Newswire on January 19, 2003, at 04:00 p.m. CT.